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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 20, 1995 appearing on page 15 of Chips and Technologies, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 27 of such Annual Report on Form 10-K. We also consent to references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data".


Price Waterhouse LLP

San Jose, California

October 11, 1995